Exhibit 10.1

NON-EXCLUSIVE LICENSE AGREEMENT

THIS NON-EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is entered into as of January 8, 2007 (the “Effective Date”), by and between ALTHEA TECHNOLOGIES, INC., a Delaware corporation, having offices at 11040 Roselle Street, San Diego, CA 92121 (“Althea”), and VALENTIS, INC., a Delaware corporation, having offices at 863A Mitten Road, Burlingame, CA 94010 (“Valentis”).

WHEREAS, Valentis is the owner, or is the exclusive licensee of, the Licensed Technology (as defined below); and

WHEREAS, Althea wishes to obtain, and Valentis is willing to grant, a non-exclusive, worldwide license under the Licensed Technology on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto agree as follows:

1.             DEFINITIONS.  As used in this Agreement, the following terms have the meanings set forth below:

1.1          “Affiliate” shall mean any corporation or other entity which controls, is controlled by, or is under common control with, a party.  For the purposes of this definition, a corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than 50% of the voting securities or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

1.2          “Confidential Information” shall mean all data and information, tangible or intangible, whether in written, graphic, verbal or electronic form, developed by or disclosed or made available by one party to the other party, its employees or representatives under this Agreement and that is marked as “Confidential” at the time it is delivered to the receiving pary or when disclosed orally is confirmed in writing within thirty (30) days by the disclosing party.  Notwithstanding the foregoing, Confidential Information shall not include any information which the receiving party can prove by competent evidence:

(a)           is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally publicly known or available;

(b)           is known by the receiving party at the time of receiving such information, as evidenced by its records;

(c)           is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; or

(d)           is independently developed by the receiving party, as evidenced by its records, without knowledge of, and without the aid, application or use of, the Confidential Information of the disclosing party.

1.3          “Control” shall mean possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.4          “Customer” shall mean any Third Party for whom Althea provides contract manufacturing services.

1.5          “Know-How” shall mean know-how, trade secrets, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable specifically related to the Licensed Technology.

1.6          “Licensed Patents” shall mean the patents and patent applications listed in Appendix I hereto and (a) any and all corresponding foreign patents and patent applications, whether now existing or hereafter filed, (b) any provisionals, continuations, continuation-in-part, substitutions, divisionals, reissues, renewals, substitute applications and inventors’ certificates arising from, or based upon, any of the foregoing patents or patent applications, and (c) any patents issuing from any of the foregoing patent applications.

1.7          “Licensed Technology” shall mean:

(a)           the Licensed Patents; and

(b)           Know-How that is (i) in the possession and control of Valentis on the Effective Date, (ii) necessary or useful for the practice of the inventions claimed in the Licensed Patents, and (iii) not generally publicly known.

1.8          “Product” shall mean plasmid DNA for use in research, preclinical development, clinical development or commercialization activities.

1.9          “Term” shall have the meaning provided in Section 6.1.

1.10        “Third Party” shall mean any entity other than Althea or Valentis or an Affiliate of Althea or Valentis.

2.             LICENSE.

2.1          License Grant.  Subject to the terms and conditions of this Agreement, Valentis hereby grants to Althea a non-exclusive, worldwide, fully-paid, royalty-free license, with the right to grant sublicenses as set forth in Section 2.2, under the Licensed Technology to make, have made, use, sell, have sold, offer to sell and import Products.  Without limiting or expanding the generality of the foregoing, Althea shall have the right to practice the license granted under this Section 2.1 for the purpose of providing contract manufacturing services on behalf of Third Parties.

2.2          Sublicenses.  Subject to the terms and conditions of this Agreement, Althea shall have the right to grant sublicenses under the license granted to Althea pursuant to Section 2.1 as follows:

(a)           to any Customer, to the extent necessary for such Customer to manufacture, or to have manufactured on such Customer’s behalf, a Product that Althea previously manufactured for such Customer;

(b)           to any Third Party designated by a Customer, to the extent necessary for such Third Party to manufacture on such Customer’s behalf a Product that Althea previously manufactured for such Customer;

(c)           to any Third Party selected by Althea, to the extent necessary for such Third Party to manufacture on Althea’s behalf a Product that Althea previously manufactured for its own account; and/or

(d)           to any Affiliate of Althea.

Upon Valentis’ written request from time to time, Althea shall disclose to Valentis the identities of all then-existing sublicensees, which disclosure shall be considered Confidential Information of Althea.

2.3          Disclosure of Know-How.  Promptly after the Effective Date, Valentis shall disclose to Althea the Know-How included the Licensed Technology the acceptance of which shall be deemed to have occurred on the delivery of same.

2.4          No implied rights.  Except as expressly granted above, all rights not granted are expressly reserved.

3.             PAYMENT OBLIGATIONS.

3.1          License Fee.  As full and complete payment for the license granted hereunder, Althea shall pay to Valentis a license fee of $185,000.  Such fee shall be payable in U.S. dollars and shall be made by wire transfer to a bank and account designated in writing by Valentis within 10 days after the Effective Date.

3.2          Taxes.  All taxes levied on account of the payment accruing to Valentis under this Agreement shall be paid by Valentis for its own account, including taxes levied thereon as income to Valentis.  If provision is made in law or regulation for withholding, such tax shall be deducted by Althea from the amount otherwise payable by it hereunder for payment to the proper taxing authority on behalf of Valentis and a receipt of payment of the tax secured and promptly delivered to Valentis.   Althea shall be responsible for all other taxes that arise from this Agreement.

4.             PROTECTION OF CONFIDENTIAL INFORMATION.

4.1          Confidentiality.  During the Term and for a period of five (5) years thereafter, each party agrees, with respect to any Confidential Information disclosed to such party (the “Receiving Party”) by the other party (the “Disclosing Party”) under this Agreement:

(a)           To use such Confidential Information only for the purposes set forth in this Agreement;

(b)           To receive, maintain and hold the Confidential Information in strict confidence and to use the same methods and degree of care (but at least reasonable care) to prevent disclosure of such Confidential Information as it uses to prevent disclosure of its own proprietary and Confidential Information and to protect against its dissemination to unauthorized parties;

(c)           Not to disclose, or authorize or permit the disclosure of any Confidential Information to any third party without the prior written consent of the Disclosing Party; and

(d)           Except as needed to fulfill its obligations under this Agreement, to return any Confidential Information to the Disclosing Party at the request of the Disclosing Party and to retain no copies or reproductions thereof.

4.2          Authorized Disclosure.  Notwithstanding Section 4.1, the Receiving Party may disclose Confidential Information, without violating the obligations of this Agreement, to the extent the disclosure is required by a valid order of a court or other governmental body having jurisdiction; provided, that, the Receiving Party gives reasonable prior written notice to the Disclosing Party of such required disclosure and makes a reasonable effort to obtain, or to assist the Disclosing Party in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation requires, or for which the order was issued.

4.3          Use of Name/Publicity.  Neither party shall use the other party’s name in connection with any publication or promotion without the other party’s written consent, except as required by federal, state or local laws, rules and regulations.

5.             REPRESENTATIONS AND WARRANTIES.

5.1          Mutual Representations and Warranties.  Each party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions thereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations thereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

5.2          Valentis Representations and Warranties.  Valentis represents and warrants to Althea that, as of the Effective Date: (a) the patents and patent applications listed on Appendix I hereto are the only patent rights known by Valentis that are Controlled by Valentis that claim the inventions described in the patents and patent applications listed on said Appendix I; (b) Valentis has the right to grant to Althea the license under the Licensed Technology that Valentis purports to grant hereunder; (c) Valentis has not received written notice from any Third Party claiming that the practice of the Licensed Technology infringes the intellectual property rights of such

Third Party; (d) Valentis is not a party to any legal action, suit or proceeding relating to the Licensed Technology; (e) to Valentis’ knowledge, the issued patents in the Licensed Patents are valid and enforceable; and (f) the Licensed Patents are not the subject of any pending or threatened claim, challenge, opposition, interference or other proceeding questioning their validity or enforceability.

5.3          Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THE TRANSACTION AGREEMENTS, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.4          Limitation of Liability.  EXCEPT FOR PAYMENTS UNDER ARTICLE 3 OR LIABILITY FOR BREACH OF ARTICLE 4, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 5.4 shall not be construed to limit either party’s indemnification obligations under Article 7.

6.             TERM; TERMINATION.

6.1          Term.  The term of this Agreement (the “Term”) shall commence as of the Effective Date and, unless terminated earlier as provided herein, shall continue until the expiration of the last to expire of the Licensed Patents, whereupon the license granted hereunder shall become irrevocable and perpetual.

6.2          Termination by Valentis.  If Althea materially breaches its obligations under this Agreement and fails to cure such breach within 30 days following its receipt of written notice from Valentis, then Valentis shall have the right to terminate this Agreement.

6.3          Termination by Althea.  Althea shall have the right to terminate this Agreement at any time upon written notice to Valentis.

6.4          Effect of Expiration or Termination.

(a)           Within 30 days following the expiration or termination of this Agreement, each party shall return to the other party, or destroy, upon the written request of the other party, any and all Confidential Information of the other party in its possession.

(b)           Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.  The provisions of Sections 3.2, 5.3, 5.4, 6.4 and 6.5 and Articles 4, 7 and 8 shall survive termination or expiration of this Agreement.

6.5          Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the

U.S. Bankruptcy Code.  Valentis agrees that Althea, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

7.             INDEMNIFICATION.

7.1          Althea Indemnification.  Althea hereby agrees to save, defend, indemnify and hold harmless Valentis and its officers, directors, employees, consultants and agents (each, an “Valentis Indemnitee”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Indemnified Losses”), to which any such Valentis Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Indemnified Losses arise directly out of: (i) the material breach by Althea of any representation, warranty, covenant or agreement made by it under this Agreement; or (ii) the development, manufacture, use, handling, storage, sale or other disposition of any Product by Althea or any of its Affiliates or sublicensees

7.2          Control of Defense.  In the event a Valentis Indemnitee seeks indemnification under Section 7.1, it shall inform Althea of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Althea to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of Althea) in the defense of the claim.  If Althea defends the suit or claim, Valentis may participate in (but not control) the defense thereof at its sole cost and expense.

7.3          Settlements.  Neither party may settle a claim or action related to any Indemnified Losses subject to indemnification under this Article 7 without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party, its Affiliates, employees, agents, officers and directors.

8.             MISCELLANEOUS.

8.1          Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by Althea without the prior written consent of Valentis (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent (a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, or (b) to any Affiliate.  Notwithstanding the foregoing, any such assignment to an Affiliate shall not relieve the assigning party of its responsibilities for performance of its obligations under this Agreement. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.  Any assignment not in accordance with this Agreement shall be null and void.

8.2          Governing Law.  This Agreement will be governed and construed in accordance with the laws of the State of California, excluding its conflicts of laws provisions.

8.3          Severability.  If any provision of this Agreement should be held invalid or unenforceable, the remaining provisions shall be unaffected and shall remain in full force and effect, to the extent consistent with the intent of the parties as evidenced by this Agreement as a whole.

8.4          Independent Contractor Relationship.  The parties’ relationship hereunder is that of independent contractors, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship between the parties.  Neither party is an agent of the other party or is authorized to make any representation, contract, or commitment on behalf of the other party.

8.5          Entire Agreement; Amendment.  This Agreement (including Appendix I attached hereto) sets forth all of the agreements and understandings between the parties hereto with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the parties with respect to the subject matter hereof.  There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the parties other than as set forth herein.  Except as expressly set forth in this Agreement, no subsequent amendment, modification or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

8.6          Waiver.  Except as specifically provided for herein, the waiver from time to time by either party of any right or failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same right or remedy or of any other of such party’s rights or remedies provided under this Agreement.

8.7          Notices.  All notices and other communications provided for hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage paid, or delivered personally, by overnight delivery service or by facsimile, with confirmation of receipt, addressed as follows:

If to Althea:	Althea Technologies, Inc.
11040 Roselle Street
San Diego, CA 92121
Attention: Chief Financial Officer
Facsimile: (858) 882-0133

If to Valentis:	Valentis, Inc.
363A Mitten Road
Burlingame, CA 94010
Attention: Benjamin F. McGraw, III
President and Chief Executive Officer
Facsimile: 650.652.1990

Either party may by like notice specify or change an address to which notices and communications shall thereafter be sent.  Notices sent by facsimile shall be effective upon confirmation of receipt, notices sent by mail or overnight delivery service shall be effective upon receipt, and notices given personally shall be effective when delivered.

8.8          Headings.  Section headings are for convenience of reference only and shall not be considered in the interpretation of this Agreement.

8.9          Force Majeure.  Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, without limitation, fire, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

8.10        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this NON-EXCLUSIVE LICENSE AGREEMENT on the Effective Date.

ALTHEA TECHNOLOGIES, INC.:			VALENTIS, INC.:

By:	/s/ Magda Marquet	By:	/s/ Benjamin F. McGraw, III

Printed Name: Magda Marquet, Ph.D.		Printed Name: Benjamin F. McGraw, III

Title: Co-President & Co-CEO		Title: Chairman, President & CEO

APPENDIX I

LICENSED PATENTS

Family	Title	Number	Filed/Priority Date
1	Methods for Purifying Nucleic Acids (Tangential Flow Ultrafiltration/Diafiltration [UF/DF] for plasmid purification)	US6,011,148 EP0923592B1 AU717136B2 CA2261150C JP3492702B2	filed 1997-07-31 as PCT app. (publ. WO98/05673), claiming priority to 1996-08-01
2	Methods for Purifying Nucleic Acids (Purification protocol including static mixing for lysis, TMAE anion exchange chromatography and UF/DF for plasmid purification)	US Pub. No. 2002/0198372A1 EP1098966A1 AU4863899A1 CA2338397AA JP2002521029T2	filed 1999-07-07, including as PCT app. (publ. WO00/05358) claiming priority to 1998-07-23
3	Process and Equipment for Plasmid Purification (TMAE anion exchange and/or hydrophobic interaction chromatography (HIC) for plasmid purification)	US Pub. No. 2001/034435A1	filed 1997-07-03, claiming priority to 1996-07-19 provisional, issue fee paid in TMAE claims
4	Apparatus and Method for Preparative Scale Purification of Nucleic Acids (flotation of alkaline precipitate for large scale plasmid purification)	WO04/024283 US10/527,618 EP1554398A2 CA2498518AA AU3267175AA JP2004000536251	filed 2003-09-12 as PCT app., claiming priority to 2002-09- 13 (US Provisional)
Methods for Purifying Nucleic Acids (Purification protocol including static mixing for lysis, TMAE anion exchange chromatography and UF/DF for plasmid purification)		WO00/05358 US09/121,798 (US Pub. No. 2002/0198372A1) EP1098966A1 AU48638/99A1 CA2338397AA JP2002-521029,A (unexamined publication no.)	PCT filed 1999-07-07, claiming priority to 1998-07-23

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Family	Title	Number	Filed/Priority Date
Process and Equipment for Plasmid Purification (TMAE anion exchange and/or hydrophobic interaction chromatography (HIC) for plasmid purification)		US7,026,468 (issuing from 09/774,284, published as 2001/034435A1)- US 11/327,987 (US Pub. No. 2006/0106208A1)- pending	filed 1997-07-03, claiming priority to 1996-07-19 provisional

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